EXHIBIT 10.1
FIRST AMENDMENT TO THE BLUCORA, INC. EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
The Compensation Committee of the Board of Directors (the “Committee”) of Blucora, Inc., a Delaware corporation (the “Company”), has adopted this First Amendment to the Blucora, Inc. Executive Change of Control Severance Plan (this “Amendment”), effective as of May 2, 2022 (the “Effective Date”). Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the meanings given to such terms in the Blucora, Inc. Executive Change of Control Severance Plan (the “Plan”).
Effective as of the Effective Date, the Plan is amended as follows:
1.Section 3(b)(i)(1) (relating to certain lump sum cash severance benefits) shall be amended in its entirety to read as follows:
(1) an amount equal to 2.0 (or, in the case of the Chief Executive Officer of the Company, an amount equal to 2.5) multiplied by the sum of Participant’s Base Salary plus Participant’s Annual Bonus;
2. Clause (B) of Section 3(b)(ii) (relating to the treatment of performance-vesting equity awards) shall be amended in its entirety to read as follows:
(B) all of Participant’s performance-vesting equity awards that are outstanding as of the Termination Date (or, if later, the Change of Control) shall become fully vested and exercisable, as applicable, all performance conditions shall be deemed satisfied at the greater of actual achievement of the performance conditions (as determined by the Committee (as in effect immediately prior to the Change of Control, as it relates to any pre-Change of Control performance determinations) in accordance with the award agreements) or the target performance level, and all restrictions thereon shall lapse,
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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf, to be effective as of the Effective Date.

BLUCORA, INC.

By	/s/ Ann Bruder
Ann Bruder
Chief Legal, Development and
Administrative Officer

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